Exhibit 10.1.5
Addendum #5 to the
EMPLOYMENT AND SEPARATION AGREEMENT

     This employment agreement addendum #5 (“Agreement”) by and between INPLAY TECHNOLOGIES, INC., formerly known as Duraswitch Industries, Inc., a Nevada corporation, (“InPlay”), and Robert J. Brilon (“Employee”), shall be effective as of July 31, 2005.
     Mr. Brilon’s current employment agreement expires on July 31, 2005. Mr. Brilon and InPlay hereby extend the term of employment of the current employment agreement for a period of one month to provide additional time for the Compensation Committee to complete work on a new employment agreement with Mr. Brilon.
     Accordingly, Mr. Brilon’s Term of Employment (Section 2.1) is hereby extended to August 31, 2005.

/s/ Robert J. Brilon
Robert J. Brilon

INPLAY TECHNOLOGIES, INC., a Nevada corporation

By:	/s/ Steve Hanson
Steve Hanson
Chairman of the Board